Registration No. 333-


                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549


                                       FORM S-3
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933

                              Appalachian Power Company
                (Exact name of registrant as specified in its charter)

          Virginia                                               54-0124790
          (State or other jurisdiction                     (I.R.S. Employer
          of incorporation or organization)             Identification No.)

          40 Franklin Road
          Roanoke, Virginia                                           24011
          (Address of principal executive offices)               (Zip Code)

           Registrant's telephone number, including area code: 540-985-2300

                              ARMANDO A. PENA, Treasurer
                     AMERICAN ELECTRIC POWER SERVICE CORPORATION
                                  1 Riverside Plaza
                                 Columbus, Ohio 43215
                                     614-223-2850
              (Name, address and telephone number of agent for service)

             It is respectfully requested that the Commission send copies of all notices, orders and communications to:

          Simpson Thacher & Bartlett         Dewey Ballantine
          425 Lexington Avenue               1301 Avenue of the Americas
          New York, NY 10017-3909            New York, NY 10019-6092
          Attention: James M. Cotter         Attention: E. N. Ellis, IV


          Approximate date of commencement of proposed  sale to the public:
          At such time or times after the effective date of the Registra-tion Statement as the registrant shall determine.


               If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
               If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

               If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
               If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
          [ ]
               If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                           CALCULATION OF REGISTRATION FEE

             Title of                 Proposed
            Each Class                 Maximum    Proposed
                of                    Offering     Maximum
            Securities      Amount      Price     Aggregate     Amount of
              to be         to be        Per      Offering    Registration
            Registered    Registered    Unit*      Price*          Fee
              Junior
           Subordinated
            Debentures   $75,000,000    100%     $75,000,000     $22,728

          *Estimated solely for purpose of calculating the registration fee.

               The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


          INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.


                    SUBJECT TO COMPLETION, DATED FEBRUARY 20, 1997

          PROSPECTUS

                              APPALACHIAN POWER COMPANY
                                     $75,000,000
                  JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES

               Appalachian Power Company (the "Company") intends to offer, from time to time, up to $75,000,000 aggregate principal amount of its Junior Subordinated Deferrable Interest Debentures (the "New Junior Subordinated Debentures"). The New Junior Subordinated Debentures will be offered in one or more series in amounts, at prices and on terms to be determined at the time or times of sale. The title, aggregate principal amount, denomination, interest rate (or manner of calculation thereof), time of payment of interest, maturity, initial public offering price, if any, redemption provisions, if any, any listing on a securities exchange and other specific terms of each series of New Junior Subordinated Debentures in respect of which this
          Prospectus is being delivered will be set forth in an accompanying supplement to this prospectus ("Prospectus Supplement").

               Payment of the principal of, premium, if any, and interest on the New Junior Subordinated Debentures is subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness of the Company. As of September 30, 1996, outstanding Senior Indebtedness of the Company aggregated approximately $1,320,000,000.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The Company may sell the New Junior Subordinated Debentures through underwriters, dealers or agents, or directly to one or more institutional purchasers. A Prospectus Supplement will set forth the names of underwriters or agents, if any, any applicable commissions or discounts and the net proceeds to the Company from any such sale.

                  The date of this Prospectus is February __, 1997.

               No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer made by this Prospectus or any Prospectus Supplement relating hereto, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter, agent or dealer. Neither this Prospectus nor this Prospectus as supplemented by any Prospectus Supplement constitutes an offer to sell, or a solicitation of an offer to buy, by any underwriter, agent or dealer in any jurisdiction in which it is unlawful for such underwriter, agent or dealer to make such an offer or solicitation. Neither the delivery of this Prospectus or this Prospectus as supplemented by any Prospectus Supplement nor any sale made thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or thereof.

                                AVAILABLE INFORMATION

               The Company is subject  to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C., 20549; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Company. Certain of the Company's securities are listed on the New York Stock Exchange and on the Philadelphia Stock Exchange, where reports and other information concerning the Company may also be inspected.

                         DOCUMENTS INCORPORATED BY REFERENCE

               The following documents filed by the Company with the SEC are incorporated in this Prospectus by reference:

               -- The Company's Annual Report on Form 10-K for the year ended December 31, 1995;

               -- The Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996;

               -- The Company's Current Report on Form 8-K dated March 19, 1996; and

               -- The Company's Current Report on Form 8-K dated December 23, 1996.

               All documents subsequently filed  by the Company pursuant to
          Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

               Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein or in a Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

               The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents described above which have been incorporated by reference in this Prospectus, other than exhibits to such documents. Written requests for copies of such documents should be addressed to Mr. G. C. Dean, American Electric Power Service Corporation, 1 Riverside Plaza, Columbus, Ohio 43215 (telephone number: 614-223-1000). The information relating to the Company contained in this Prospectus or any Prospectus Supplement relating hereto does not purport to be comprehensive and should be read together with the information contained in the documents incorporated by reference.

                                  TABLE OF CONTENTS
                                                                       Page

          Available Information . . . . . . . . . . . . . . . . . . . . . 2
          Documents Incorporated by Reference . . . . . . . . . . . . . . 2
          Table of Contents . . . . . . . . . . . . . . . . . . . . . . . 3
          The Company . . . . . . . . . . . . . . . . . . . . . . . . . . 4
          Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . 4
          Ratio of Earnings to Fixed Charges  . . . . . . . . . . . . . . 4
          Description of New Junior Subordinated Debentures . . . . . . . 5
          Recent Developments . . . . . . . . . . . . . . . . . . . . .  14
          Legal Opinions  . . . . . . . . . . . . . . . . . . . . . . .  15
          Experts . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
          Plan of Distribution  . . . . . . . . . . . . . . . . . . . .  15


                                     THE COMPANY

               The  Company  is   engaged  in  the   generation,  purchase,
          transmission and distribution of electric power to approximately 865,000 customers in Virginia and West Virginia, and in supplying electric power at wholesale to other electric utility companies and municipalities in those states and in Tennessee. Its principal executive offices are located at 40 Franklin Road, S.W., Roanoke, Virginia 24011 (telephone number: 540-985-2300). The Company is a subsidiary of American Electric Power Company, Inc. ("AEP") and is a part of the American Electric Power integrated utility system (the "AEP System"). The executive offices of AEP are located at 1 Riverside Plaza, Columbus, Ohio 43215 (telephone number: 614-223-1000).

                                   USE OF PROCEEDS

               The Company proposes to use the net proceeds from the sale of the New Junior Subordinated Debentures to purchase indirectly its cumulative preferred stock, to fund its construction program or to repay short-term indebtedness incurred in connection with such purchase or its construction program. Subject to certain conditions, AEP has offered to purchase all of the Company's outstanding cumulative preferred stock, consisting of 2,198,150 shares issued in five series: a 4-1/2% series, of which 298,150 shares are outstanding; a 5.90% series, of which 500,000 shares are outstanding; a 5.92% series, of which 600,000 shares are outstanding; a 6.85% series, of which 300,000 shares are outstanding; and a 7.80% series, of which 500,000 shares are outstanding. See "Recent Developments" herein. Following the consummation of AEP's tender offer, the Company proposes to purchase from AEP all such shares of cumulative preferred stock acquired by AEP.

               The Company has estimated that its consolidated construction costs (inclusive of allowance for funds used during construction) during 1997 will be approximately $229,000,000. At February 13, 1997, the Company had approximately $10,800,000 of short-term unsecured indebtedness outstanding.

                          RATIO OF EARNINGS TO FIXED CHARGES

               Below is set forth the ratio of earnings to fixed charges for each of the twelve month periods ended December 31, 1991 through 1995 and September 30, 1996:

                        12-Month
                      Period Ended                Ratio

                    December 31, 1991             2.85
                    December 31, 1992             2.58
                    December 31, 1993             2.69
                    December 31, 1994             2.37
                    December 31, 1995             2.54
                    September 30, 1996            2.84


                  DESCRIPTION OF NEW JUNIOR SUBORDINATED DEBENTURES

               The New Junior Subordinated Debentures will be issued under an Indenture, dated as of September 1, 1996, between the Company and The First National Bank of Chicago, as Trustee (the "Trustee"), as heretofore supplemented and amended and as to be further supplemented (the "Indenture"). Section and Article references used herein are references to provisions of the Indenture unless otherwise noted.

               All Junior Subordinated Deferrable Interest Debentures (including the New Junior Subordinated Debentures) issued and to be issued under the Indenture are herein sometimes referred to as "Junior Subordinated Debentures". Copies of the Indenture, including the form of Supplemental Indenture pursuant to which each series of the New Junior Subordinated Debentures will be issued (the "new Supplemental Indenture") are filed as exhibits to the Registration Statement.

               The following statements include brief summaries of certain provisions of the Indenture under which Junior Subordinated Debentures have been issued. Such summaries do not purport to be complete and reference is made to the Indenture for complete statements of such provisions. Such summaries are qualified in their entirety by such reference and do not relate or give effect to provisions of statutory or common law.

          General

               The New Junior Subordinated Debentures will be unsecured, subordinated obligations of the Company. The Indenture does not limit the aggregate principal amount of Junior Subordinated Debentures that may be issued thereunder and provides that the Junior Subordinated Debentures may be issued thereunder from time to time in one or more series.

               A description of the following terms of each series of New Junior Subordinated Debentures in respect of which this Prospectus is being delivered will be contained in a Prospectus
          Supplement:

                    (1)  the  title   of   such  series   of   the   Junior
               Subordinated Debentures;

                    (2) any limit upon the aggregate principal amount of the Junior Subordinated Debentures of that series which may be authenticated and delivered;

                    (3) the date or dates on which the principal of the Junior Subordinated Debentures of the series is payable;

                    (4) the rate or rates (which may be fixed or variable) at which the Junior Subordinated Debentures of the series shall bear interest or the manner of calculation of such rate or rates, if any;

                    (5) the date or dates from which such interest shall accrue, the Interest Payment Dates on which such interest will be payable or the manner of determination of such
               Interest Payment Dates and the record date for the determination of holders to whom interest is payable on any such Interest Payment Dates;

                    (6) the right to extend the interest payment periods and the duration of such extension;

                    (7) the period or periods within which, the price or prices at which and the terms and conditions upon which, Junior Subordinated Debentures of the series may be redeemed, in whole or in part, at the option of the Company;

                    (8) the obligation, if any, of the Company to redeem or purchase Junior Subordinated Debentures of the series pursuant to any sinking fund or analogous provisions (including payments made in cash in anticipation of future sinking fund obligations) or at the option of a holder thereof and the period or periods within which, the price or prices at which, and the terms and conditions upon which, Junior Subordinated Debentures of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

                    (9) the denominations in which the Junior Subordinated Debentures of the series shall be issuable;

                    (10) any other terms with respect to such series (which
               terms shall not be inconsistent with the terms of the Indenture); and

                    (11) whether  the  Junior  Subordinated Debentures  are
               issuable as a Global Debenture and, in such case, the identity of the Depository for such series. (Section 2.01).

               The New Junior Subordinated Debentures may be sold at a substantial discount below their principal amount. Certain special United States federal income tax considerations applicable to the New Junior Subordinated Debentures sold at an original issue discount may be described in the applicable Prospectus Supplement.

               Except as may otherwise be described in a Prospectus Supplement, the covenants contained in the Indenture would not afford holders of New Junior Subordinated Debentures protection in the event of a highly leveraged transaction involving the Company.

          Subordination

               The  Indenture provides  that payment  of the  principal of, premium, if any, and interest on Junior Subordinated Debentures is subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness (as defined below) of the Company as provided in the Indenture. No payment of principal of (including redemption and sinking fund payments), premium, if any, or interest on, Junior Subordinated Debentures may be made if payment of principal, premium, interest or any other payment on any Senior Indebtedness is not made when due, any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist, or if the maturity of any Senior Indebtedness has been accelerated because of a default. Upon any distribution of assets of the Company to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, premium, if any, and interest due or to become due on, all Senior Indebtedness must be paid in full before any payment is made on Junior Subordinated Debentures. Subject to the payment in full of all Senior Indebtedness, the rights of the holders of Junior Subordinated Debentures will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on Junior Subordinated Debentures are paid in full. (Sections 14.01 to 14.04).

               The term "Senior Indebtedness" shall mean the principal of, premium, if any, interest on and any other payment due pursuant to any of the following, whether outstanding at the date of execution of the Indenture or thereafter incurred, created or assumed:

                    (a) all indebtedness of the Company evidenced by notes, debentures, bonds or other securities sold by the Company for money or other obligations for money borrowed;

                    (b) all indebtedness of others of the kinds described in the preceding clause (a) assumed by or guaranteed in any manner by the Company or in effect guaranteed by the Company;

                    (c) all installment purchase agreements entered into by the Company in connection with revenue bonds issued by an agency or political subdivision of a state of the United States of America; and

                    (d)  all   renewals,   extensions   or  refundings   of
               indebtedness of the kinds described in either of the preceding clauses (a), (b) and (c);

          unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is pari passu with Junior Subordinated Debentures. Such Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness. (Sections 1.01 and 14.08).

               The Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued. As of September 30, 1996, Senior Indebtedness of the Company aggregated approximately $1,320,000,000.

          Form, Exchange, Registration and Transfer

               Unless otherwise specified in a Prospectus Supplement, the New Junior Subordinated Debentures initially will be issued in registered form and will be represented by a global debenture (the "Global Debenture"). See "Book-Entry Debentures" herein. If not represented by one or more global debentures, New Junior Subordinated Debentures may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) or exchange, at the office of the Debenture Registrar, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Company or the Debenture Registrar being satisfied with the documents of title and identity of the person making the request. The Company has appointed the Trustee as Debenture Registrar with respect to New Junior Subordinated Debentures. (Section 2.05).

               The Company shall not be required to (i) issue, register the transfer of or exchange any New Junior Subordinated Debenture during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of less than all the outstanding New Junior Subordinated Debentures and ending at the close of business on the day of such mailing or
          (ii) register the transfer of or exchange any New Junior Subordinated Debentures or portions thereof called for redemption. (Section 2.05).

          Payment and Paying Agents

               Unless otherwise indicated in a Prospectus Supplement, payment of principal of and premium (if any) on any New Junior Subordinated Debenture will be made only against surrender to the Paying Agent of such New Junior Subordinated Debenture. Principal of and any premium and interest on New Junior
          Subordinated Debentures will be payable at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Debenture Register with respect to such New Junior Subordinated Debentures.

               Unless otherwise indicated in a Prospectus Supplement, the Trustee will act as Paying Agent with respect to New Junior Subordinated Debentures. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts. (Sections 4.02 and 4.03).

               All moneys paid by the Company to a Paying Agent for the payment of the principal of or premium or interest, if any, on any New Junior Subordinated Debenture that remain unclaimed at the end of two years after such principal, premium, if any, or interest shall have become due and payable, subject to applicable law, will be repaid to the Company and the holder of such New Junior Subordinated Debenture will thereafter look only to the Company for payment thereof. (Section 11.04).

          Book-Entry Debentures

               Unless otherwise specified in a Prospectus Supplement and except under the circumstances described below, the New Junior Subordinated Debentures will be issued in whole or in part in the form of a Global Debenture that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), or such other depository as may be subsequently designated (the "Depository"), and registered in the name of a nominee of the Depository.

               Book-Entry Debentures represented by a Global Debenture will not be exchangeable for Certificated Debentures and, except under the circumstances described below, will not otherwise be issuable as Certificated Debentures.

               So long as the Depository, or its nominee, is the registered owner of a Global Debenture, such Depository or such nominee, as the case may be, will be considered the sole owner of the individual Book-Entry Debentures represented by such Global Debenture for all purposes under the Indenture. Payments of principal of and premium, if any, and any interest on individual Book-Entry Debentures represented by a Global Debenture will be made to the Depository or its nominee, as the case may be, as the Owner of such Global Debenture. Except as set forth below, owners of beneficial interests in a Global Debenture will not be entitled to have any of the individual Book-Entry Debentures represented by such Global Debenture registered in their names, will not receive or be entitled to receive physical delivery of any such Book-Entry Debentures and will not be considered the Owners thereof under the Indenture, including, without limitation, for purposes of consenting to any amendment thereof or supplement thereto.

               If the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed, the Company will issue individual Certificated Debentures in exchange for the Global Debenture representing the corresponding Book-Entry Debentures. In addition, the Company may at any time and in its sole discretion determine not to have any New Junior Subordinated Debentures represented by the Global Debenture and, in such event, will issue individual Certificated Debentures in exchange for the Global Debenture representing the corresponding Book-Entry Debentures. In any such instance, an owner of a Book-Entry Debenture represented by a Global Debenture will be entitled to physical delivery of individual Certificated Debentures equal in principal amount to such Book-Entry Debenture and to have such Certificated Debentures registered in his or her name.

               DTC has confirmed to the Company and the Underwriters the following information:

                    1. DTC will act as securities depository for the Global Debenture. The New Junior Subordinated Debentures will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully-registered Global Debenture will be issued for the series of New Junior Subordinated Debentures, in the aggregate principal amount of such series, and will be deposited with DTC.

                    2. DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of
               Section 17A of the 1934 Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to DTC and its Participants are on file with the SEC.

                    3. Purchases of New Junior Subordinated Debentures under the DTC system must be made by or through Direct Participants, which will receive a credit for the New Junior Subordinated Debentures on DTC's records. The ownership interest of each actual purchaser of each New Junior Subordinated Debenture ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the New Junior Subordinated Debentures are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in New Junior Subordinated Debentures, except in the event that use of the book-entry system for the New Junior Subordinated Debentures is discontinued.

                    4. To facilitate subsequent transfers, all New Junior Subordinated Debentures deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of New Junior Subordinated Debentures with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the New Junior Subordinated Debentures; DTC's records reflect only the identity of the Direct Participants to whose accounts such New Junior Subordinated Debentures are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

                    5. Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

                    6. Redemption notices shall be sent to Cede & Co. If less than all of the New Junior Subordinated Debentures are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

                    7. Neither DTC nor Cede & Co. will consent or vote with respect to the New Junior Subordinated Debentures. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the New Junior Subordinated Debentures are credited on the record date (identified in a listing attached to the Omnibus Proxy).

                    8. Principal and interest payments on the New Junior Subordinated Debentures will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the date on which interest is payable in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of DTC, the Underwriters or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

                    9. DTC may discontinue providing its services as securities depository with respect to the New Junior Subordinated Debentures at any time by giving reasonable notice to the Company and the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Certificated Debentures are required to be printed and delivered.

                    10. The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Certificated Debentures will be printed and delivered.

               The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

               None of the Company, the Trustee or any agent for payment on or registration of transfer or exchange of any Global Debenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such Global Debenture or for maintaining, supervising or reviewing any records relating to such beneficial interests.

          Modification of the Indenture

               The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of Junior Subordinated Debentures of each series that are affected by the modification, to modify the Indenture or any supplemental indenture affecting that series or the rights of the holders of that series of Junior Subordinated Debentures; provided, that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Debenture affected thereby, (i) extend the fixed maturity of any Junior Subordinated Debentures of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof or (ii) reduce the percentage of Junior Subordinated Debentures, the holders of which are required to consent to any such supplemental indenture. (Section 9.02).

               In addition, the Company and the Trustee may execute, without the consent of any holder of Junior Subordinated Debentures, any supplemental indenture for certain other usual purposes including the creation of any new series of Junior Subordinated Debentures. (Sections 2.01, 9.01 and 10.01).

          Events of Default

               The Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an "Event of Default" with respect to each series of Junior Subordinated Debentures:

                    (a) failure for 10 days to pay interest on Junior Subordinated Debentures of that series when due; provided that a valid extension of the interest payment period by the Company shall not constitute a default in the payment of interest for this purpose; or

                    (b) failure to pay principal or premium, if any, on Junior Subordinated Debentures of that series when due whether at maturity, upon redemption, by declaration or otherwise, or to make payment required by any sinking or analogous fund with respect to that series; or

                    (c) failure by the Company to observe or perform any other covenant (other than those specifically relating to another series) contained in the Indenture for 90 days after written notice to the Company from the Trustee or the
               holders  of  at  least  25%  in  principal   amount  of  the
               outstanding Junior Subordinated  Debentures of that  series;
               or

                    (d) certain events involving bankruptcy, insolvency or reorganization of the Company. (Section 6.01).

               The Trustee or the holders of not less than 25% in aggregate outstanding principal amount of any particular series of Junior Subordinated Debentures may declare the principal due and payable immediately upon an Event of Default with respect to such series, but the holders of a majority in aggregate outstanding principal amount of such series may annul such declaration and waive the default with respect to such series if the default has been cured and a sum sufficient to pay all matured installments of interest and principal otherwise than by acceleration and any premium has been deposited with the Trustee. (Sections 6.01 and 6.06).

               The holders of a majority in aggregate outstanding principal amount of any series of Junior Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for that series. (Section 6.06). Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the Junior Subordinated Debentures, unless such holders shall have offered to the Trustee indemnity satisfactory to it. (Section 7.02).

               The holders of a majority in aggregate outstanding principal amount of any series of Junior Subordinated Debentures affected thereby may, on behalf of the holders of all Junior Subordinated Debentures of such series, waive any past default, except a default in the payment of principal, premium, if any, or interest when due otherwise than by acceleration (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal otherwise than by acceleration and any premium has been deposited with the Trustee) or a call for redemption of Junior Subordinated Debentures of such series. (Section 6.06). The Company is required to file annually with the Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants under the Indenture. (Section 5.03(d)).

          Consolidation, Merger and Sale

               The Indenture does not contain any covenant that restricts the Company's ability to merge or consolidate with or into any other corporation, sell or convey all or substantially all of its assets to any person, firm or corporation or otherwise engage in restructuring transactions, provided that the successor corporation assumes due and punctual payment of principal or premium, if any, and interest on the Junior Subordinated Debentures. (Section 10.01).

          Defeasance and Discharge

               Under the terms of the Indenture, the Company will be discharged from any and all obligations in respect of the New Junior Subordinated Debentures (except in each case for certain obligations to register the transfer or exchange of New Junior Subordinated Debentures, replace stolen, lost or mutilated New Junior Subordinated Debentures, maintain paying agencies and hold moneys for payment in trust) if the Company deposits with the Trustee, in trust, moneys or Governmental Obligations (as defined in the Indenture), or a combination thereof, in an amount sufficient to pay all the principal of, and interest on, New Junior Subordinated Debentures of such series on the dates such payments are due in accordance with the terms of the New Junior Subordinated Debentures. Such defeasance or discharge may occur only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the holders of the New Junior Subordinated Debentures will not recognize gain, loss or income for federal income tax purposes as a result of the satisfaction and discharge of the Indenture with respect to such series and such holders will be subject to federal income taxation on the same amounts and in the same manner and at the same times as if such satisfaction and discharge had not occurred. (Section 11.01).

          Governing Law

               The Indenture and New Junior Subordinated Debentures will be governed by, and construed in accordance with, the laws of the State of New York. (Section 13.05).

          Concerning the Trustee

               AEP System companies, including the Company, utilize or may utilize some of the banking services offered by The First National Bank of Chicago in the normal course of their businesses. Among such services are the making of short-term loans, generally at rates related to the prime commercial interest rate.

                                 RECENT DEVELOPMENTS

               On January 30, 1997, American Electric Power Company, Inc. ("AEP") and the Company filed with the SEC and mailed to the registered holders of the Company's cumulative preferred stock their Offer to Purchase and Proxy Statement. AEP has offered to purchase all the outstanding shares of the Company's cumulative preferred stock (the "AEP Offer"). Concurrently with the AEP Offer, the Board of Directors of the Company is soliciting proxies for use at a special meeting of shareholders of the Company on February 28, 1997. The special meeting is being held to consider an amendment to the Company's Restated Articles of Incorporation to remove the limitation contained therein upon the Company's ability to issue securities representing indebtedness.

                                    LEGAL OPINIONS

               Opinions with respect to the legality of New Junior Subordinated Debentures will be rendered by Simpson Thacher & Bartlett (a partnership which includes professional corporations), 425 Lexington Avenue, New York, New York, and 1 Riverside Plaza, Columbus, Ohio, counsel for the Company, and by Dewey Ballantine, 1301 Avenue of the Americas, New York, New York, counsel for the Underwriters. Additional legal opinions in connection with the offering of the New Junior Subordinated
          Debentures may be given by John M. Adams, Jr. or Thomas G. Berkemeyer, counsel for the Company. Mr. Adams is Assistant General Counsel, and Mr. Berkemeyer is a Senior Attorney, in the Legal Department of American Electric Power Service Corporation, a wholly owned subsidiary of AEP. From time to time, Dewey Ballantine acts as counsel to affiliates of the Company in connection with certain matters.

                                       EXPERTS

               The  financial  statements and  related  financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                 PLAN OF DISTRIBUTION

               The Company may sell  the New Junior Subordinated Debentures in any of three ways: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The Prospectus Supplement relating to a series of the New Junior Subordinated Debentures will set forth the terms of the offering of the New Junior Subordinated Debentures, including the name or names of any underwriters, dealers or agents, the purchase price of such New Junior Subordinated Debentures and the proceeds to the Company from such sale, any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time after the initial public offering.

               If underwriters are used in the sale, the New Junior Subordinated Debentures will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. The underwriters with respect to a particular underwritten offering of New Junior Subordinated Debentures will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriters will be set forth on the cover page of such
          Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the New Junior Subordinated Debentures will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such New Junior Subordinated Debentures if any are purchased.

               New Junior Subordinated Debentures may be sold directly by the Company or through agents designated by the Company from time to time. The Prospectus Supplement will set forth the name of any agent involved in the offer or sale of the New Junior
          Subordinated Debentures in respect of which the Prospectus Supplement is delivered as well as any commissions payable by the Company to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment.

               If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase New Junior Subordinated Debentures from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

               Subject to certain conditions, the Company may agree to indemnify any underwriters, dealers, agents or purchasers and their controlling persons against certain civil liabilities, including certain liabilities under the Securities Act of 1933.


                   PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

          Item 14.  Other Expenses of Issuance and Distribution.*

          Securities and Exchange Commission Filing Fee . . . . .  $ 22,728
          Printing Registration Statement, Prospectus . . . . . .    25,000
          Printing and Engraving Junior Subordinated Debentures . .  10,000
          Independent Auditors' fees  . . . . . . . . . . . . . .    15,000
          Charges of Trustee (including counsel fees) . . . . . .     4,500
          Legal fees of Counsel . . . . . . . . . . . . . . . . .    45,000
          Rating Agency fees  . . . . . . . . . . . . . . . . . .    49,250
          Miscellaneous expenses  . . . . . . . . . . . . . . . .    20,000

               Total                                               $191,478

               *Estimated, except for filing fees.


          Item 15.  Indemnification of Directors and Officers.

               The Bylaws of the Company provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal because such person is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any obligations to pay judgments, settlements, penalties, fines (including any excise tax) or reasonable expenses (including attorneys' fees) incurred by such person in connection with such action, suit or proceeding if (a) such person conducted him or herself in good faith, (b) such person believed in the case of conduct in such person's official capacity with the Company (as defined) that his or her conduct was in the best interests of the Company, and, in all other cases, that his or her conduct was at least not opposed to its best interests, (c) with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful and (d) such person was not grossly negligent or guilty of willful misconduct. Such indemni-fication in connection with a proceeding by or in the right of the Company is limited to reasonable expenses incurred in connection with the proceeding. Any such indemnification (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director is proper in the circumstances because such person has met the applicable standard of conduct.

               Section 13.1-698 of the Code of Virginia provides that unless limited by the articles of incorporation, a corporation shall indemnify a director who entirely prevails in the defense of any proceeding to which such person was a party because such person is or was a director of the corporation against reasonable expenses incurred in connection with such proceeding. Section 13.1-699 provides that a corporation may pay for or reimburse reasonable expenses incurred by a director who is a party to such a proceeding in advance of final disposition of such proceeding if (a) the director furnishes a written statement of his or her good faith belief that the standard of conduct described in
          Section 13.1-697 has been met; (b) the director furnishes the corporation a written undertaking by or on behalf of the director to repay the advance if it is ultimately determined that such person did not meet the standard of conduct; and (c) a determination is made that the facts then known to those making the determination would not preclude indemnification. Section 13.1-700.1 provides procedures which allow directors to apply to a court for an order directing advances or indemnification.

               Section 13.1-702 provides that unless limited by the articles of incorporation, (a) officers are entitled to mandatory indemnification under Section 13.1-698 and to apply for court ordered indemnification under Section 13.1-700.1 to the same extent as a director, and (b) that a corporation may indemnify and advance expenses to an officer, employee or agent to the same extent as to a director. Section 13.1-704 provides that any corporation shall have the power to make any further indemnity to any director, officer, employee or agent that may be authorized by the articles of incorporation or any bylaw made by the stockholders or any resolution adopted, before or after the event, by the stockholders, except an indemnity against willful misconduct or a knowing violation of criminal law.

               The above is a general summary of certain provisions of the Company's Bylaws and the Code of Virginia and is subject in all respects to the specific and detailed provisions of the Company's Bylaws and the Code of Virginia.

               Reference  is made  to the  Underwriting Agreement  filed as
          Exhibit 1 hereto, which provides for indemnification of the Company, certain of its directors and officers, and persons who control the Company, under certain circumstances.

               The  Company  maintains   insurance  policies  insuring  its
          directors and officers against certain obligations that may be incurred by them.

          Item 16.  Exhibits.

               Reference  is  made  to  the information  contained  in  the
          Exhibit Index filed as part of this Registration Statement.

          Item 17.  Undertakings.

               The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in  the prospectus any facts  or events
               arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of Junior Subordinated Debentures (if the total dollar value of Junior Subordinated Debentures would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                    (iii) To include any material information  with respect
               to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               Provided, however, that (i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the
          Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the Junior Subordinated Debentures, and the offering thereof at that time shall be deemed to be the initial bona fide offering thereof.

               (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the laws of the Commonwealth of Virginia, the registrant's Bylaws or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Junior Subordinated Debentures, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in said Act and will be governed by the final adjudication of such issue.


                                      SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable cause to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus and State of Ohio, on the 20th day of February, 1997.

                                       APPALACHIAN POWER COMPANY


                                       E. Linn Draper, Jr.*
                                       Chairman of the Board and
                                          Chief Executive Officer


               Pursuant to the requirements of the  Securities Act of 1933,
          this  registration  statement  has   been  signed  below  by  the
          following persons in the capacities and on the dates indicated.


                    Signature                 Title                  Date

          (i) Principal Executive
                Officer              Chairman of the Board
                                     and Chief Executive
              E. Linn Draper, Jr.*         Officer        February 20, 1997

          (ii) Principal Financial
                 Officer:

               G. P. Maloney*          Vice President     February 20, 1997

          (iii) Principal Accounting
                  Officer:

               P. J. DeMaria*          Controller         February 20, 1997

          (iv) A Majority of the
                 Directors:

               P. J. DeMaria*
               E. Linn Draper, Jr.*
               H. W. Fayne*
               Wm. J. Lhota*
               G. P. Maloney*
               James J. Markowsky*
               J. H. Vipperman*                           February 20, 1997

          *By_/s/ A. A. Pena________
          (A. A. Pena, Attorney-in-Fact)


                                    EXHIBIT INDEX

               Certain of the following exhibits, designated with an asterisk (*), are filed herewith. The exhibits not so designated have heretofore been filed with the Commission and, pursuant to 17 C.F.R. Sections 201.24 and 230.411, are incorporated herein by reference to the documents indicated following the descriptions of such exhibits.

          Exhibit No.                    Description

          * 1       -    Copy  of proposed  form of  Underwriting Agreement
                         for the New Junior Subordinated Debentures.

          * 4(a)    -    Copy of Indenture, dated  as of September 1, 1996,
                         between the Company and The First National Bank of
                         Chicago,  as  Trustee,  for   Junior  Subordinated
                         Debentures.

          * 4(b)    -    Copy  of  Supplemental  Indenture,  dated   as  of
                         September  1, 1996,  between the  Company and  The
                         First  National  Bank   of  Chicago,  as  Trustee,
                         providing   for   the   issuance  of   $75,000,000
                         principal  amount  of  8-1/4% Junior  Subordinated
                         Debentures, due 2026.

          * 4(c)    -    Copy  of  form  of  Supplemental  Indenture to  be
                         entered  into between  the Company  and The  First
                         National  Bank of  Chicago,  as Trustee,  for  New
                         Junior Subordinated Debentures.

          * 5       -    Opinion of  Simpson Thacher  & Bartlett as  to the
                         legality of New Junior Subordinated Debentures.

           12       -    Statement  re:  Computation  of Ratios  [Quarterly
                         Report on Form 10-Q of the Company for the period ended September 30, 1996, File No. 1-3457, Exhibit
                         12].

          *23(a)    -    Consent of Deloitte & Touche LLP.

           23(b)    -    Consent of Simpson Thacher & Bartlett (included in
                         Exhibit 5).

          *24       -    Powers of Attorney and resolutions of the Board of
                         Directors of the Company.

          *25       -    Form T-1  re:  Eligibility of  The First  National
                         Bank of Chicago.